EXHIBIT 99

FROM:       BALLY TOTAL FITNESS HOLDING CORPORATION
            8700 West Bryn Mawr Avenue
            Chicago, IL 60631
            www.BallyFitness.com
            Contact:    Dave Southern - Tel. (773) 399-7611
                        Vice President, Public & Investor Relations

            THE MWW GROUP
            Public Relations - Tel. (201) 507-9500
            Contact:    Pete Holmberg - Email: PHolmberg@mww.com



          BALLY TOTAL FITNESS BEGINS 1999 WITH ANOTHER STRONG QUARTER -
                   OPERATING INCOME GROWS 54% TO $18.3 MILLION

       Net Income For the Quarter Improves to $.25 Per Fully Diluted Share
                         Compared to $.09 in Prior Year

        Company Generates Significant Positive Cash Flow from Operations


      CHICAGO, IL, April 28, 1999 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced results for the quarter ended March 31, 1999. Operating income grew 54% to $18.3 million from the prior year quarter and operating income before depreciation and amortization ("EBITDA") improved 24% to $30.7 million. Net income before the cumulative effect of a change in accounting principle was $6.7 million ($.29 per basic share and $.25 per diluted share) for 1999 compared to $2.1 million ($.10 per basic share and $.09 per diluted share) for 1998. Cash provided by operating activities for the 1999 quarter totaled $16.3 million compared to $.1 million in the first quarter of 1998. Revenues from new service and product offerings grew 79% to $11.8 million. During the first quarter of 1999, the Company, as required by the recently issued AICPA Statement of Position 98-5, Reporting Costs of Start-up Activities, wrote off the net book value of start-up costs, reducing basic and fully diluted earnings per share $.01.

      Lee Hillman, President and CEO of Bally Total Fitness, noted "We are pleased with the continued strong results from both our core fitness center operations and new service and product offerings. Margins of our core fitness center business continued improving, as expected, through a 5% growth in unit sales of new memberships and a 6% increase in average membership prices. Further, as projected the Company achieved significant positive operating cash flows during the 1999 quarter. Our results underscore our continued success in achieving key benchmarks in the long-term business plan we established in 1997 and we look forward to continuing to achieve similar success in the future."

      Hillman added "We continue to believe that there remains much growth potential to be realized beyond our core membership operations. With approximately 4 million members and more than 120 million annual visits made by members and guests to our fitness centers, Bally Total Fitness offers a tremendous platform for the distribution of a wide range of products and services to active, fitness-conscious adults." Hillman concluded, "In recent months, we have announced several initiatives to capitalize on this significant opportunity, including an exclusive e-commerce agreement with top 10 Internet retailer, www.Spree.com. We are confident that we will continue to generate and grow more incremental revenue sources as we identify and meet the needs of our active, fitness-conscious members."

      Bally Total Fitness is the largest, and only nationwide, commercial operator of fitness centers in the United States, with approximately four million members and 335 facilities in 27 states and Canada.

                                      # # #

Comparison of the three months ended March 31, 1999 and 1998

      Operating income for the first quarter of 1999 was $18.3 million compared to $11.9 million in 1998. The increase of $6.4 million (54%) was due to a $23.7 million increase (13%) in revenues and a $.3 million decline in depreciation and amortization expense, partially offset by a $17.6 million (11%) increase in operating costs. Operating costs and expenses, excluding the provision for doubtful receivables and deferral accounting that are separately discussed below, increased $10.1 million (8%). This increase was due principally to costs supporting the growth of new service and product offerings and the incremental costs of operating additional fitness centers. Operating income from new service and product offerings grew 73% to $3.8 million on revenue growth of 79% to $11.8 million compared to the prior year period.

      Net revenues for the first quarter of 1999 were $208.2 million compared to $184.5 million in 1998, an increase of $23.7 million (13%). The weighted average number of fitness centers increased to 329 in the first quarter of 1999 from 313 in the first quarter of 1998, including an increase to 15 from five operating under three upscale brands. The weighted average selling price of membership contracts sold increased 6% over the prior year quarter. Net revenue from comparable fitness centers increased 9%. Initial membership fees originated increased $10.4 million (8%), consisting of a $13.6 million (12%) increase in financed memberships originated offset, in part, by a planned $3.2 million (32%) decrease in paid-in-full memberships originated. Dues collected increased $8.4 million (16%) from the 1998 quarter, reflecting both continued improvements in retention and pricing strategies implemented during prior periods. Total new membership units sold during the quarter increased 5% over the prior year period. This increase was almost entirely attributable to the sale of higher margin multi-club membership plans.

      Finance charges earned during the first quarter of 1999 increased $2.8 million (25%) compared to the 1998 quarter, due to the growth in size and quality of the receivables portfolio. The average interest rate for finance charges to members was substantially unchanged between the periods. The percentage of accounts current with all contractual payments as of March 31, 1999 was 88% compared to 87% as of March 31, 1998. The amount of receivables written off in the 1999 period, 11% of average receivables, was comparable to the first quarter of 1998.

      The provision for doubtful receivables, included in operating costs and expenses, for the first quarter of 1999 was $36.8 million compared to $32.4 million in 1998, an increase of $4.4 million due to the increase in initial membership fees on financed memberships originated. The total provision rate, inclusive of provisions for cancellations which are reflected in the financial statements as a direct reduction of initial membership fees on financed memberships originated, was 41% of gross financed originations during each of the periods.

      Deferral accounting reduced earnings by $6.5 million for 1999 compared to 1998. This decrease reflects the combined impact of a decrease in revenues of $3.3 million and an increase in expenses of $3.2 million.

Cash Flow

      Cash provided by operating activities for the first quarter of 1999 was $16.3 million compared to $.1 million in 1998. The quarter over quarter improvement of $16.2 million principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues. Net installment contracts receivable grew $24.9 million during the quarter compared to $28.5 million in 1998. Excluding the growth in receivables, operating activities for the 1999 quarter provided cash of $41.2 million compared to $28.6 million for 1998. As of March 31, 1999, the Company's $90 million revolving credit line was unused except for outstanding letters of credit totaling $3.7 million.
                                      # # #

Forward-looking statements in this release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION

                         CONSOLIDATED OPERATING SUMMARY
                        (in thousands, except share data)
                                   (unaudited)

                                                    Three months ended March 31
                                                    ---------------------------
                                                            1999           1998
                                                            ----           ----
Net revenues:
   Membership revenues -
      Initial membership fees on financed
        memberships originated..................... $    126,730   $    113,188
      Initial membership fees on paid-in-full
        memberships originated.....................        6,670          9,858
   Dues collected..................................       59,968         51,573
   Changes in deferred revenues....................      (13,437)       (10,147)
                                                    ------------   ------------
                                                         179,931        164,472

   Finance charges earned..........................       13,983         11,147
   Fees and other..................................       14,281          8,869
                                                    ------------   ------------
                                                         208,195        184,488
Operating costs and expenses:
  Fitness center operations........................      112,989        103,122
  Member processing and collection centers.........       10,127         10,591
  Advertising......................................       13,773         13,500
  General and administrative.......................        6,688          6,305
  Provision for doubtful receivables...............       36,815         32,392
  Change in deferred membership origination costs..       (2,889)        (6,092)
                                                    ------------   ------------
                                                         177,503        159,818
                                                    ------------   ------------
Operating income before depreciation and
 amortization ("EBITDA")...........................       30,692         24,670

Depreciation and amortization......................       12,395         12,743
                                                    ------------   ------------

Operating income...................................       18,297         11,927

Interest income....................................          861            551
Interest expense...................................      (12,297)       (10,206)
                                                    ------------   ------------
Income before income taxes and cumulative effect
  of a change in accounting principle..............        6,861          2,272

Income tax provision...............................         (150)          (200)
                                                    ------------   ------------

Income before cumulative effect of a change in
  accounting principle.............................        6,711          2,072

Cumulative effect of a change in accounting
  principle, net of income tax.....................         (262)
                                                    ------------   ------------

Net income......................................... $      6,449   $      2,072
                                                    ============   ============

Earnings Per Common Share:
  Income before cumulative effect of a change in
    accounting principle........................... $        .29   $        .10
  Cumulative effect of a change in accounting
    principle......................................         (.01)
                                                    ------------   ------------
  Net income per common share...................... $        .28   $        .10
                                                    ============   ============
Average common shares outstanding..................   23,202,709     20,579,571

Earnings per Common Share - Assuming Dilution:
  Income before cumulative effect of a change in
    accounting principle........................... $        .25   $        .09
  Cumulative effect of a change in accounting
    principle......................................         (.01)
                                                    ------------   ------------
  Net income per common share - assuming dilution.. $        .24   $        .09
                                                    ============   ============
Average diluted common shares outstanding
  (includes 3,589,750 and 3,685,457 common
  equivalent shares in 1999 and 1998, respectively)   26,792,459     24,265,028

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                   (unaudited)

                                                           March 31  December 31
                                                               1999         1998
                                                         ----------  -----------
                      ASSETS

Current assets:
  Cash and equivalents.................................. $   50,688   $   64,382
  Installment contracts receivable, less unearned
    finance charges of $40,323 and $35,792 and
    allowance for doubtful receivables and
    cancellations of $67,337 and $59,109................    210,659      199,979
  Other current assets..................................     32,606       34,212
                                                         ----------   ----------
    Total current assets................................    293,953      298,573

Installment contracts receivable, less unearned finance
  charges of $20,395 and $18,104 and allowance for
  doubtful receivables and cancellations of $53,772 and
  $47,192...............................................    236,413      222,147
Property and equipment, less accumulated depreciation
  and amortization of $351,157 and $340,702.............    380,738      361,300
Intangible assets, less accumulated
  amortization of $60,052 and $58,844...................    104,248      101,815
Deferred income taxes...................................     21,191       17,430
Deferred membership origination costs...................    100,977       97,901
Other assets............................................     32,466       29,679
                                                         ----------   ----------
                                                         $1,169,986   $1,128,845
                                                         ==========   ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................... $   38,763   $   40,957
  Income taxes payable..................................      2,752        2,608
  Deferred income taxes.................................     22,679       18,919
  Accrued liabilities...................................     61,347       48,596
  Other current maturities of long-term debt............      6,916        5,799
  Deferred revenues.....................................    291,460      282,806
                                                         ----------   ----------
    Total current liabilities...........................    423,917      399,685

Long-term debt, less current maturities.................    485,569      482,199
Other liabilities.......................................      6,177        6,226
Deferred revenues.......................................     85,454       78,952

Stockholders' equity....................................    168,869      161,783
                                                         ----------   ----------
                                                         $1,169,986   $1,128,845
                                                         ==========   ==========

Note to the Condensed Consolidated Balance Sheet:

INSTALLMENT CONTRACTS RECEIVABLE


                                                       March 31     December 31
                                                           1999            1998
                                                     ----------     -----------

Current:
  Installment contracts receivable.................  $  318,319       $ 294,880
    Unearned finance charges.......................     (40,323)        (35,792)
    Allowance for doubtful receivables
      and cancellations............................     (67,337)        (59,109)
                                                     ----------       ---------
                                                     $  210,659       $ 199,979
                                                     ==========       =========

Long-term:
  Installment contracts receivable.................  $  310,580       $ 287,443
    Unearned finance charges.......................     (20,395)        (18,104)
    Allowance for doubtful receivables
      and cancellations............................     (53,772)        (47,192)
                                                     ----------       ---------
                                                     $  236,413       $ 222,147
                                                     ==========       =========


A summary of the allowance for doubtful receivables and cancellations activity is as follows:


                                                                  Quarter ended
                                                                       March 31
                                                            -------------------
                                                                1999       1998
                                                                ----       ----

Balance at beginning of period.........................     $106,301   $ 80,531
Contract cancellations and write-offs of uncollectible
  amounts, net of recoveries...........................      (63,807)   (54,767)
Provision for cancellations (classified as a direct
   reduction of revenues)..............................       41,800     37,315
Provision for doubtful receivables.....................       36,815     32,392
                                                            --------   --------
Balance at end of period...............................     $121,109   $ 95,471
                                                            ========   ========

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                    Three months ended March 31
                                                    ---------------------------
                                                            1999           1998
                                                            ----           ----
Operating:
  Income before cumulative effect of a change in
    accounting principle........................... $      6,711   $      2,072
  Adjustments to reconcile to cash used -
    Depreciation and amortization, including
      amortization included in interest expense....       13,122         13,284
    Provision for doubtful receivables.............       36,815         32,392
    Change in operating assets and liabilities.....      (40,340)       (47,670)
                                                    ------------   ------------
        Cash provided by operating activities......       16,308             78

Investing:
  Purchases and construction of property and
    equipment......................................      (24,964)       (13,423)
  Acquisitions of businesses.......................         (819)
  Other............................................       (3,000)
                                                    ------------   ------------
        Cash used in investing activities..........      (28,783)       (13,423)

Financing:
  Debt transactions -
    Redemption of 13% Senior Subordinated Notes
      due 2003.....................................                     (24,021)
    Repayments of long-term debt...................       (1,856)        (1,939)
                                                    ------------   ------------
        Cash used in debt transactions.............       (1,856)       (25,960)

  Equity transactions -
    Proceeds from issuance of common stock under
      stock purchase and options plans.............          637            269
                                                    ------------   ------------
        Cash used in financing activities..........       (1,219)       (25,691)
                                                    ------------   ------------

Decrease in cash and equivalents...................      (13,694)       (39,036)
Cash and equivalents, beginning of period..........       64,382         61,679
                                                    ------------   ------------

Cash and equivalents, end of period................ $     50,688   $     22,643
                                                    ============   ============

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